Exhibit 99.1

For Immediate Release	For Further Information Contact:
Monday, February 3, 2003	Robert E. Phaneuf
Vice President—Corporate Development
(918) 592-0101

VINTAGE PETROLEUM CLOSES SALE OF OIL

INTERESTS IN ECUADOR AND ACHIEVES

DEBT REDUCTION TARGET

Tulsa, Oklahoma – Vintage Petroleum, Inc. (NYSE: VPI) announced today that it has closed the previously announced sale of its wholly-owned subsidiary, Vintage Oil Ecuador, S.A. (“VOE”) to EnCana Corporation for approximately US $137.4 million cash, subject to normal post-closing adjustments and expenses. VOE holds all of Vintage’s properties in Ecuador and had estimated working capital of approximately $24 million at January 31, 2003. At year-end 2001, Vintage disclosed estimated proved reserves in Ecuador of 50.4 million barrels of oil.

Proceeds from the sale of its Ecuador interests, coupled with proceeds received from non-core property sales earlier in 2002 and the application of cash flow in excess of capital expenditures in 2002, allowed Vintage to achieve its previously announced goal to reduce debt by $200 million. At year-end 2001, Vintage had long-term debt of $1,011 million and estimates its year-end 2002 debt would be reduced to $811 million or less, proforma for the application of the proceeds from the Ecuador sale. “We are pleased to announce that with the sale of our holdings in Ecuador we have fulfilled our commitment to reduce debt by $200 million,” said S. Craig George, CEO. “Further, we are considering additional debt reduction in 2003 to continue progress toward lower debt levels. Currently, it is anticipated that such deleveraging would be funded primarily by other non-strategic asset sales,” added Mr. George.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All

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statements in this release, other than statements of historical facts that address reserves, possible post-closing adjustments and expenses, capital spending, cash flow, oil and gas prices, debt levels and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.